Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

March 18, 2020

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Ladies and Gentlemen:

We have acted as counsel to Vivint Smart Home, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the possible sale by certain stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”) of an aggregate of up to 168,494,733 shares (the “Selling Stockholder Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and (ii) the issuance by the Company of up to 17,433,334 shares of Class A Common Stock (the “Warrant Shares” and, together with the Selling Stockholder Shares, the “Shares”) that are issuable upon the exercise of 17,433,334 currently outstanding warrants (the “Warrants”) of the Company, in each case in the manner specified in the Registration Statement.

We have examined the Registration Statement, and specimen certificates relating to each of the Class A Common Stock and the Warrants, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

The Company was formed as Mosaic Acquisition Corp., a Cayman Islands exempted company (“Mosaic”), which, on December 21, 2018, domesticated into a Delaware corporation and, on September 15, 2019, consummated the merger of its wholly-owned subsidiary with and into Vivint Smart Home, Inc., a Delaware limited liability company (“Legacy Vivint”), pursuant to the Agreement and Plan of Merger, dated as of September 15, 2019, among Mosaic, Legacy Vivint and certain other parties thereto, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated December 18, 2019 (as amended or supplemented from time to time, the “Merger Agreement”) (the merger contemplated by the Merger Agreement, the “Merger”). In connection with the closing of the Merger, Mosaic changed its name to Vivint Smart Home, Inc.

Vivint Smart Home, Inc.	-2-	March 18, 2020

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, of the Shares, (i) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued upon exercise of, and upon payment and delivery in accordance with, the Warrants, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP